As filed with the Securities and Exchange Commission on September 21, 2020

Registration Statement No. 333-226643
333-219774
333-216283
333-195841
333-178279
333-167238
333-166707
333-163452

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226643
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219774
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216283
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-195841
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-178279
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-167238
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-166707
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-163452

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WINDSTREAM HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	46-2847717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4001 Rodney Parham Road	72212
Little Rock, Arkansas (Address of Principal Executive Offices)	(Zip Code)

Inducement Restricted Shares Agreements
EarthLink Holdings Corp. 2016 Equity and Cash Incentive Plan
EarthLink Holdings Corp. 2011 Equity and Cash Incentive Plan
Amended and Restated Windstream 2006 Equity Incentive Plan
PAETEC Holding Corp. 2011 Omnibus Incentive Plan
PAETEC Holding Corp. 2007 Omnibus Incentive Plan
PAETEC Corp. 2001 Stock Option And Incentive Plan
US LEC Corp. 1998 Omnibus Stock Plan
McLeodUSA Incorporated 2006 Omnibus Equity Plan
Iowa Telecommunications Services, Inc. 2005 Stock Incentive Plan
Windstream Corporation Amended And Restated 2006 Equity Incentive Plan
1999 Long-Term Incentive Plan Of D&E Communications, Inc.
Conestoga Enterprises, Inc. 1999 Stock Option Plan
 (Full title of the plan)

Kristi M. Moody
Executive Vice President, General Counsel & Corporate Secretary
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212

(Name and address of agent for service)

(501) 748-7000
(Telephone number, including area code, of agent for service)

Copies to:
Geoffrey D. Neal
Kutak Rock LLP
124 West Capitol Avenue, Suite 2000
Little Rock, AR 72201
Phone: (501) 975-3000
Facsimile: (501) 975-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☒	Smaller reporting company	☒

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Windstream Holdings, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company, or a predecessor entity (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-226643), filed with the SEC on August 7, 2018, pertaining to the registration of 1,920,000 shares of Common Stock in connection with the Company’s Amended and Restated Windstream 2006 Equity Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-219774), filed with the SEC on August 8, 2017, pertaining to the registration of 1,061,323 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company to be issued pursuant to separate Inducement Restricted Shares Agreements between the Company and six individuals as a material inducement to their employment with the Company.

•
Registration Statement on Form S-8 (No. 333-216283), filed with the SEC on February 27, 2017, pertaining to the registration of 11,177,459 of Common Stock representing the aggregate number of shares subject to outstanding restricted stock units and available for future issuance under the EarthLink Holdings Corp. 2016 Equity and Cash Incentive Plan and the EarthLink Holdings Corp. 2011 Equity and Cash Incentive Plan assumed by the Company in connection with its acquisition of EarthLink Holdings Corp., a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of November 5, 2016.

•
Registration Statement on Form S-8 (No. 333-195841), filed with the SEC on May 9, 2014, pertaining to the registration of 15,000,000 shares of Common Stock in connection with the Company’s Amended and Restated Windstream 2006 Equity Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-178279), filed with the SEC on December 2, 2011, pertaining to the issuance of 8,447,289 shares of Common Stock. The shares represented the aggregate number of shares subject to outstanding stock options and restricted stock units under the PAETEC Holding Corp. 2011 Omnibus Incentive Plan, the PAETEC Holding Corp. 2007 Omnibus Incentive Plan, the PAETEC Corp. 2001 Stock Option and Incentive Plan, the US LEC Corp. 1998 Omnibus Stock Plan, and the McLeodUSA Incorporated 2006 Omnibus Equity Plan of PAETEC Holding Corp. assumed by the Company in connection with its acquisition of PAETEC Holding Corp., pursuant to an Agreement and Plan of Merger dated as of July 31, 2011.

•
Registration Statement on Form S-8 (No. 333-167238), filed with the SEC on June 1, 2010, pertaining to the issuance of an aggregate of 276,625 shares of Common Stock. The shares represented the aggregate number of restricted shares outstanding under the Iowa Telecommunications Services, Inc. 2005 Stock Incentive Plan assumed by the Company in connection with the acquisition of Iowa Telecommunications Services, Inc., pursuant to an Agreement and Plan of Merger dated as of November 23, 2009.

•
Registration Statement on Form S-8 (No. 333-166707), filed with the SEC on May 10, 2010, pertaining to the registration of 10,000,000 shares of Common Stock in connection with the Company’s Amended and Restated Windstream 2006 Equity Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-163452), filed with the SEC on December 2, 2009, pertaining to the issuance of an aggregate of 236,702 shares of Common Stock. The shares represented the aggregate number of shares subject to outstanding awards available for issuance pursuant to the 1999 Long-Term Incentive Plan of D&E Communications, Inc. and the Conestoga Enterprises, Inc. 1999 Stock Option Plan, assumed by the Company in connection with the acquisition of D&E Communications, Inc., pursuant to an Agreement and Plan of Merger dated as of May 10, 2009.

On September 21, 2020, the Company emerged from bankruptcy, pursuant to that certain First Amended Joint Chapter 11 Plan of Reorganization approved and confirmed by the U.S. Bankruptcy Court for the Southern District of New York on June 26, 2020. As a result of the emergence, all offers and sales of the Company’s securities pursuant to the Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on September 22, 2020.

WINDSTREAM HOLDINGS, INC.

By:	/s/ Kristi M. Moody
Name:	Kristi M. Moody
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.